Exhibit 99.1

Compass Therapeutics Announces Proposed Public Offering

BOSTON, August 12, 2025 – Compass Therapeutics, Inc. (“Compass”) (Nasdaq: CMPX), a clinical-stage, oncology-focused biopharmaceutical company developing proprietary antibody-based therapeutics to treat multiple human diseases, today announced the launch of an underwritten public offering of its common stock and, in lieu of common stock to certain investors, pre-funded warrants to purchase shares of its common stock. All shares of common stock and pre-funded warrants to be sold in the offering will be offered by Compass. Compass also intends to grant the underwriters a 30-day option to purchase additional shares of its common stock offered in the public offering under the same terms and conditions. The offering is subject to market conditions, and there can be no assurance as to whether or when the offering may be completed, or the actual size or terms of the offering.

Compass intends to use the net proceeds from the offering to conduct initial preparations for commercial readiness, to fund research and clinical development of its product candidates, and for general corporate purposes.

Jefferies, Piper Sandler and Guggenheim Securities are acting as joint active bookrunning managers for the offering.

A shelf registration statement on Form S-3 relating to the securities offered in the public offering described above was filed with the Securities and Exchange Commission (the “SEC”) on August 30, 2024 and declared effective by the SEC on September 6, 2024. The offering will be made only by means of a written prospectus and prospectus supplement that form a part of the registration statement. A preliminary prospectus supplement and accompanying prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. Copies of the preliminary prospectus supplement and the accompanying prospectus, when available, may also be obtained by contacting Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, New York, NY 10022, by telephone at (877) 821-7388, or by email at Prospectus_Department@Jefferies.com; Piper Sandler & Co. by mail at 350 North 5th Street, Suite 1000, Minneapolis, Minnesota 55401 or by email at prospectus@psc.com; and Guggenheim Securities, LLC, Attention: Equity Syndicate Department, 330 Madison Avenue, 8th Floor, New York, NY 10017, telephone: (212) 518-9544, email: GSEquityProspectusDelivery@guggenheimpartners.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities being offered, nor shall there be any sale of the securities being offered in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Compass Therapeutics

Compass Therapeutics, Inc. is a clinical-stage oncology-focused biopharmaceutical company developing proprietary antibody-based therapeutics to treat multiple human diseases. The company’s scientific focus is on the relationship between angiogenesis, the immune system, and tumor growth. Compass has built a robust pipeline of novel product candidates designed to target multiple critical biological pathways required for an effective anti-tumor response. These include modulation of the microvasculature via angiogenesis-targeted agents, induction of a potent immune response via activators on effector cells in the tumor microenvironment, and alleviation of immunosuppressive mechanisms used by tumors to evade immune surveillance. The company plans to advance its product candidates through clinical development as both standalone therapies and in combination with proprietary pipeline antibodies based on supportive clinical and nonclinical data. The Company was founded in 2014 and is headquartered in Boston, Massachusetts.

Forward-Looking Statements

Various statements in this release concerning the timing, size, structure and completion of the proposed public offering on the anticipated terms or at all may constitute forward-looking statements for the purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995, as amended, and other federal securities laws. All such forward-looking statements are based on management’s current expectations of future events and are subject to a number of substantial risks and uncertainties, many of which are outside Compass’s control, that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include fluctuations in Compass’s stock price, changes in market conditions, the final terms of the public offering and satisfaction of customary closing conditions related to the public offering, as well as those risks more fully discussed in the section entitled “Risk Factors” in the prospectus supplement and registration statement referenced above and in Compass’s Annual Report on Form 10-K for the year ended December 31, 2024, filed on February 27, 2025, and subsequent reports with the SEC. There can be no assurance that Compass will be able to complete the public offering on the anticipated terms. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and Compass undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law.

Investor Contact

ir@compasstherapeutics.com

Media Contact

Anna Gifford, Chief of Staff

media@compasstherapeutics.com

617-500-8099